Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 15, 2016 (except Note 2(a) as to which the date is October 6, 2016), in the Registration Statement and related Prospectus of Azure Power Global Limited for the registration of its equity shares.

Ernst & Young Associates LLP

Gurgaon, India

October 6, 2016